Exhibit 23.1

April 30, 2018

American Airlines, Inc.

4333 Amon Carter Boulevard

Fort Worth, TX 76155-2605

Re:	American Airlines, Inc. (the “Company”) Six Airbus A321-211, One Airbus A321-231 and Four Airbus A330-243 Aircraft Appraisals

Ladies and Gentlemen:

We hereby consent to (i) the use of the report prepared by us with respect to the aircraft referred to above, (ii) the summary of such report under the headings (a) “Prospectus Supplement Summary – Summary of Terms of Certificates,” (b) “Prospectus Supplement Summary – Equipment Notes and the Aircraft,” (c) “Prospectus Supplement Summary – Loan to Aircraft Value Ratios,” (d) “Risk Factors — Risks Relating to the Class C(R) Certificates and the Offering,” (e) “Description of the Aircraft and the Appraisals – The Appraisals,” (f) “Description of the Equipment Notes – Loan to Value Ratios of Equipment Notes,” (g) “Appendix III—Summary of Appraised Values” and (h) “Appendix IV – Loan to Value Ratio Tables” and (iii) references to our firm under the headings “Prospectus Supplement Summary – Equipment Notes and the Aircraft,” “Risk Factors – Risks Relating to the Class C(R) Certificates and the Offering,” “Description of the Aircraft and the Appraisals – The Appraisals” and “Experts” in the Company’s preliminary Prospectus Supplement, expected to be dated on or about April 30, 2018, and the Company’s final Prospectus Supplement, in each case relating to the offering of American Airlines, Inc. Pass Through Certificates, Series 2012-2, Class C(R).

Sincerely,

AIRCRAFT INFORMATION SERVICES, INC.

By:	/s/ Mark D. Halsor
Name:	Mark D. Halsor, President
Title:	Certified Appraiser, International Society of Transportation Aircraft Trading

Main Office: 1409 Peachtree Street, Suite 200, Atlanta, Georgia 30309

TEL: 404 870-AISI (2474) E-MAIL: mail@AISI.aero www.aisi.aero